Exhibit 99. 3

[LOGO OF ADVANCED TISSUE SCIENCES]

NEWS RELEASE

Contact:

Abe Wischnia
Investor Relations Consultant
(619) 795-2345

Advanced Tissue Sciences Announces Court Approval

for Sale of NouriCel Product Line

          San Diego, Calif., March. 19, 2003 -- Advanced Tissue Sciences, Inc. (OTC BB: ATISQ) today announced that the United States Bankruptcy Court for the Southern District of California has approved the company’s motion under section 363 of the U. S. Bankruptcy Code to allow the sale of its NouriCel™ product line and related intellectual property to SkinMedica, Inc.

          SkinMedica will pay the company $7 million for the assets purchased in the form of a $5 million cash payment upon closing and a $2 million, two-year, promissory note secured by the assets purchased from Advanced Tissue Sciences. Those assets include all Advanced Tissue Sciences’ rights, title and interest in the nutrient solution known as NouriCel™ and NouriCel-MD™, related patents, trademarks and other related intellectual property, equipment and inventory.

          Specified existing obligations of SkinMedica to the company will terminate upon closing, including Advanced Tissue Sciences’ right to acquire common stock of SkinMedica. The existing development, license and supply agreement will also terminate.  The companies will work to close the transaction as quickly as possible.

          Earlier today, the company announced that the United States Bankruptcy Court for the Southern District of California has confirmed the company’s Liquidating Plan of Reorganization. The effective date of the plan is 5 p.m. eastern time on March 31, 2003.

          This release contains forward-looking statements about Advanced Tissue Sciences’ sale of its NouriCel product line and its Liquidating Plan of Reorganization under Chapter 11 of the Bankruptcy Code.  These statements are subject to numerous

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risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.

          Additional risks and uncertainties exist including the ability of the company to achieve all closing conditions of the contemplated transaction, the due diligence review by SkinMedica, the company’s ability to effect an orderly wind down of its operations, the timing of the receipt of royalty, milestone or other payments, the retention of the necessary personnel, as detailed in the Plan and Disclosure Statement filed with the Bankruptcy Court and from time to time in publicly available filings with the Securities and Exchange Commission including, without limitation, the company’s annual report on Form 10-K for the year ended December 31, 2001 and the company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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